FOR IMMEDIATE RELEASE:

ZAGG Inc. ANNOUNCES NEARLY FOUR-FOLD INCREASE IN FIRST QUARTER SALES
Company Reaches Over $2.8 Million Net Sales for Record-Breaking First Quarter

Salt Lake City, Utah - May 15, 2008 - ZAGG Inc. (OTCBB: ZAGG), the world’s first provider of a unique protective film covering under the brand name invisibleSHIELD, today announced positive results for the first quarter of 2008.

“In the first quarter of 2008 we have broken all our existing sales records, and we are very excited about the significant improvement compared to 2007. This is the result of hard work from our team as well as the improving traction of the invisibleSHIELD and ZAGG in the marketplace,” said Robert G. Pedersen II, President and CEO of ZAGG Inc. “Our website sales growth has continued, and we are backed by our fast-growing cart division, expanding international sales and various store-front sales, that have all contributed to make this quarter a big success.”

“We have been striving for the last three years to build the invisibleSHIELD brand, and this last period’s success exemplifies how we have been able to begin our breakout and establish a national brand for electronic protection,” said Pedersen. “We are also bringing new retail entities and a yet-to-be-announced branding campaign that should establish how ZAGG will continue being a significant force in the gadget arena that we have created.”

Other significant recent events that will be announced during the investor conference call include:

•
Significant progress has been made with the Brighton Partners branding opportunity. ZAGG leadership is not able to disclose all of the details at this time, but it will be very beneficial to the ZAGG and invisibleSHIELD brand awareness.

•	ZAGG is pleased to welcome Larry Harmer - a significant, well-connected new member to its Board of Directors
•	Entry into Wal-Mart (NYSE: WMT)
•	Expansion of ZAGG Europe, including a major agreement with Carphone Warehouse (LSE: CPW)

These events will be discussed in further detail during the investor conference call scheduled for Thursday, May 15, 2008 at 1:00 PM EDT. Executives will be available to answer questions, and information will be presented regarding the results as reported in Form 10-Q for the three months ended March 31, 2008. To participate in the call please dial 877-407-9210 (201-689-8049 for international callers). Interested parties may also listen via the Internet at: www.investorcalendar.com and on the Company website at: www.ZAGG.com The call will be available for replay for 30 days by dialing 877-660-6853 (201-612-7415 for international callers) and entering account number 286 and call ID number 285553.

Financial Results
Net sales for the first quarter of 2008 were $2,845,362, an increase of 358.9% compared to $792,849 in net sales in the first quarter of 2007 and an increase of 35% compared to $2,101,151 in net sales in the fourth quarter of 2007.

Gross profit for the first quarter 2008 was $2,067,620, or 72.7% of sales, compared to $605,690, or 76.4% of sales, in the first quarter of 2007. We reported a net loss of ($114,171) or ($0.01) per share in the first quarter of 2008 compared to a net less of ($267,854) or ($0.02) per share in the first quarter of 2007.

About ZAGG Inc:
ZAGG Inc designs, manufactures, and distributes protective coverings and accessories for consumer electronic and hand-held devices, worldwide. ZAGG’s flagship brand, the invisibleSHIELD, is a protective, high-tech film covering, designed for iPods, laptops, cell phones, digital cameras, PDAs, watch faces, GPS systems, gaming devices, and other items. The patent-pending invisibleSHIELD is the first scratch protection solution of its kind on the market. Currently, ZAGG offers over 2,500 precision pre-cut designs with a lifetime replacement warranty through online channels, resellers, college bookstores, Mac stores and mall kiosks. The company continues to increase its product lines to offer additional electronic accessories to its tech-savvy customer base, as well as an expanded array of invisibleSHIELD products for other industries. For more information please visit the company’s web sites at www.ZAGG.com and www.invisibleSHIELD.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

Media Contact:
ZAGG Inc
Robert Pedersen II, president and CEO
801-263-0699 ext. 110
robert@zagg.com
or
Alpaytac Inc.
Caroline Rubenstein
312-245-9805 ext. 110
caroline@alpaytac.com

Investor Relations:
ZAGG Inc
Brandon O’Brien, CFO
(801) 263-0699 ext. 122
brandon@zagg.com
or
Catalyst Financial Resources, LLC
Connie Schadewitz
(877) 276-2467
connie@catalystresearch.com
Aimee Boutcher
(503) 757-4017
aimee@catalystresearch.com

ZAGG INCORPORATED AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS

Current assets
Cash	$1,227,255	$2,129,215
Accounts receivable, net	335,251	402,446
Inventories	684,732	447,044
Prepaid advertising	251,808	204,976
Prepaid expenses and other current assets	689,281	122,107
Deferred income tax assets	12,829	12,829

Total current assets	3,201,156	3,318,617

Property and equipment, net	394,650	328,077

Deferred income tax assets	511,118	444,118

Deposits and other assets	30,536	30,547

Intangible assets, net	45,815	46,894

Total assets	$4,183,275	$4,168,253

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Notes payable	$35,093	$42,090
Accounts payable	600,368	505,575
Accrued liabilities	51,717	35,814
Accrued wages and wage related expenses	96,409	95,537
Deferred licensing revenue	91,453	100,911
Sales returns liability	36,583	23,861

Total current liabilities	911,623	803,788

Total liabilities	911,623	803,788

Stockholders' equity
Common stock, $0.001 par value; 50,000,000 shares authorized;
18,873,995 and 18,853,995 shares issued and outstanding, respectively	18,875	18,855
Warrants to purchase common stock	750,476	750,476
Additional paid-in capital	3,362,276	3,341,388
Cumulative translation adjustment	(3,416)	(3,866)
Accumulated deficit	(856,559)	(742,388)

Total stockholders' equity	3,271,652	3,364,465

Total liabilities and stockholders' equity	$4,183,275	$4,168,253

ZAGG INCORPORATED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$2,845,362	$792,849
Cost of sales	777,742	187,159

Gross profit	2,067,620	605,690

Operating expenses:
Advertising and marketing	790,022	161,135
Selling, general and administrative	1,504,843	706,656

Total operating expenses	2,294,865	867,791

Loss from operations	(227,245)	(262,101)

Other income:
Interest expense	(1,702)	(5,868)
Interest and other income	47,776	115

Total other income	46,074	(5,753)

Loss before benefit for income taxes	(181,171)	(267,854)

Income tax benefit	67,000	(2,718)

Net loss	(114,171)	(270,572)

Basic and diluted net loss per common share	$(0.01)	$(0.02)

Weighted average number of shares outstanding - basic and diluted	18,863,885	12,695,638